Exhibit 10.42

FEE AGREEMENT

THIS FEE AGREEMENT (the “Agreement”) is made and entered into this 25th day of November, 2008 by and between by and between Nottingham-Spirk Design Associates, Inc., an Ohio corporation with offices at 2200 Overlook Road, Cleveland, OH 44106 (“NSDA”), and OurPet’s Company, a Colorado corporation with offices at 1300 East Street, Fairport Harbor, OH 44077, (“OURPETS”). NSDA and OURPETS may hereinafter be referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, NSDA and OURPETS are parties to a certain Cat Litter Device Development Agreement dated January 15, 2007 (the “Development Agreement” and, together with the purchase order referred to in Exhibit A to the Development Agreement and each of the other agreements related to the design and development of the SmartScoop® Cat Litter Box, collectively, the “Development Documents”); and

WHEREAS, OURPETS is the owner by assignment of a certain pending application for letters patent for an invention entitled “Automated Cat Litter Box,” U.S. Patent Application Serial Numbers 11/708368 and 12/175612;

WHEREAS, OURPETS is in the business of selling certain Products (as defined herein);

WHEREAS, the Parties desire to modify their respective rights and obligations regarding the amounts owed to NSDA for services rendered and costs incurred under the terms of the Development Documents and any claims which OURPETS may have with respect to the services provided by NSDA under the Development Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

Article 1. Definitions. Capitalized terms used and not otherwise defined in this Fee Agreement shall have the meaning set forth herein.

1.1 “Affiliate” means, with respect to a Party, any firm, company, corporation or entity of which more than 50% of the voting shares are owned or controlled directly or indirectly by such Party or the parent company of such Party. For purposes of this definition, “control” means (a) the power to direct the management of such entity, directly or indirectly, whether by contract or otherwise, or (b) ownership of more than fifty percent (50%) of the outstanding shares, or beneficial ownership of such shares.

1.2 “Effective Date” shall mean December 1, 2008.

1.3 “Litter Box Patent” means OURPETS’ proprietary pending United States application for letters patent for an invention entitled “Automated Cat Litter Box”, U.S. Patent Application Serial Numbers 11/708368 and 12/175612 and any issued patents, patent applications (including provisional applications), foreign counterparts, continuations, continuations-in-part, divisions, extensions, reexaminations and reissues thereof.

1.4 “Net Sales” means gross sales less all cash and trade discounts, returns and credit for defective merchandise, allowances and other customer deductions.

1.5 “Product” means the OURPETS SmartScoop® products set forth on Schedule 1.5 attached hereto and incorporated by reference herein.

1.6 “Reduced Hourly Rate” means an hourly rate of $100 per hour or such other rate as to which the Parties may mutually agree from time to time.

1.7 “Term” means the period of time from and after the Effective Date to the date on which the Litter Box Patent expires.

Article 2. Revised Payments and Fees.

2.1 In consideration for full and complete satisfaction of any and all obligations of OURPETS to NSDA, including without limitation all unpaid NSDA charges to OURPETS as of the Effective Date:

(a) One-Time Payment. On or before March 31, 2009, OURPETS shall Pay NSDA Thirty-four Thousand Nine Hundred Ninety One Dollars and ninety-one cents (US$34,991.94); and

(b) Ongoing Fee Payments. From the Effective Date to the end of the Term, a running fee payment of One and one-half percent (1.5%) of Net Sales of Products (“Fee Payments”).

The foregoing understanding is not intended to any manner affect the rights of NSDA to receive, and continue to hold, the shares of restricted securities subject to issuance to NSDA under the terms of Section 1(b) of the Development Agreement

2.2 Within thirty (30) days after the end of each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year, OURPETS shall furnish NSDA with a written report duly signed on behalf of OURPETS showing the number and type of Products sold during said calendar quarter by OURPETS hereunder including the calculation of the Fee Payments due thereon. With each such report, OURPETS shall pay to NSDA the amount of the Fee Payments due and if no amounts are payable, then written notice of that fact shall be given to NSDA.

2.3 The Parties otherwise agree that the provisions of Sections 1(a), 1(c), 2 and 3 of the Development Agreement shall be deemed terminated as of the Effective Date, and that, from and after the Effective Date through January 31, 2009, no compensation shall be payable to NSDA under the terms of the Development Documents for research, development or other services of any kind or nature whatsoever rendered by NSDA during such period. Thereafter, commencing February 1, 2009, NSDA shall be entitled to be compensated for research, development or other services of any kind or nature whatsoever related in any way to NSDA finalization of the marketable Products which are thereafter provided by NSDA to OURPETS at the Reduced Hourly Rate. NSDA shall bill such fees, together with all costs and expenses otherwise reimbursable under the Development Documents, within fifteen (15) days after the end of each month.

Article 3. Audit. NSDA shall have the right upon ten (10) days prior written notice to OURPETS, and at NSDA’s expense and through auditors of its own choice, to examine during normal business hours all relevant sales and shipping records of OURPETS for the purpose of determining whether OURPETS has correctly accounted to NSDA for sums due NSDA hereunder.

Article 4. Duration and Termination.

4.1 Unless terminated earlier by mutual agreement of the Parties or as hereinafter provided in this Article 4, this Agreement shall be in effect throughout the Term.

4.2 Each Party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other Party, which breach remains uncured for sixty (60) days after written notice is provided to the breaching Party, or in the case of an obligation to pay Fee Payments, which breach remains uncured for thirty (30) days after written notice to the breaching party unless there exists a bona fide dispute as to whether such Fee Payments or other amounts are owing. Notwithstanding any termination under this Section 4.2, any obligation to pay Fee Payments which had accrued or become payable as of the date of termination shall survive termination of this Agreement.

Article 5. Release. As a mutual inducement to enter into this Agreement, each Party (in such capacity, a “Releasing Party”) hereby each release, acquit and forever discharge the other Party and all officers, directors, agents, employees, successors and assigns of such other Party (in such capacity, each a “Released Party”) from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that the Releasing Party now has or ever had against the Released Party with respect to, arising out of or by reason of the research, development or other services provided to OURPETS by NSDA prior to the Effective Date under the terms of the Development Documents or otherwise, including, without limitation, any and all amounts due, or which may be claimed to be due, by either of the Parties with respect to any such services or any costs and expenses incurred, or which may be incurred, by either Party in connection therewith.

Article 6. Limitation upon Claims. OURPETS acknowledges and agrees that the liability of NSDA with respect to any liabilities, claims, demands, actions or causes of action of any kind or nature with respect to, arising out of or by reason of the research, development or other services provided to OURPETS by NSDA from and after the Effective Date under the terms of the Development Documents or otherwise (“Claims”) shall be expressly limited in amount, in the aggregate, to the aggregate amount paid to NSDA after the Effective Date under the terms of Section 2.1(b) and Section 2.3 above; provided, however, that the foregoing limitation shall not apply to Claims resulting from any third party products liabilities claims that are product design-related.

Article 7. Assignment. This Agreement or any right or interest herein shall be assignable by NSDA but neither this Agreement nor any right or interest herein shall be assignable by OURPETS except to an Affiliate or subsidiary of OURPETS or to a purchaser of all, or substantially all, of the assets, equity or business of OURPETS without the written consent of NSDA.

Article 8. Notice.

8.1 Except to the extent that a notice of a change of address shall have been duly given hereunder, any notice required or permitted under this Agreement shall be directed as follows:

If to NSDA:	Nottingham-Spirk Design Associates, Inc
2200 Overlook Road Cleveland, Ohio 44106 Attn: John Spirk

If to OURPETS:	OurPet’s Company
1300 East Street
Fairport Harbor, Ohio 44077
Attn: Dr. Steven Tsengas

8.2 Any notice required or permitted under this Agreement shall be in writing, which, unless delivered in person, shall be sufficiently given when mailed postpaid first class certified mail and addressed to the party for whom it is intended at its record address, and such notice shall be effective as of the date it is deposited in the mail. A party may at any time change the place to which another party may give notice to it hereunder by giving notice of such change of address to the other party as provided herein.

Article 9. INTERPRETATION AND GOVERNING LAW

9.1 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

9.2 No Waiver. Failure of a Party or Parties to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof, shall not be construed to be a waiver of such provisions by such Party or Parties nor in any way to affect the validity of this Agreement or such Party’s or Parties’ rights thereafter to enforce each and every provision of this Agreement, nor to preclude such Party or Parties from taking any other action at any time which they would legally be entitled to take.

9.3 Entire Agreement; Modification. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter herein and supersedes all previous agreements, including the Development Agreement, proposals, both oral and written, negotiations, representations, commitments, writings and all other communications among them. This Agreement may not be released, discharged or modified except by an instrument in writing signed by the Parties.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its conflicts of laws provisions.

9.5 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received original or facsimile counterparts thereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof:

NOTTINGHAM-SPIRK DESIGN ASSOCIATES, INC.		OURPETS COMPANY

By:	/s/ John Spirk	By:	/s/ Steven Tsengas
	John Spirk		Dr. Steven Tsengas, PhD
Title:	Co-President	Title:	Chairman/CEO

Products

Schedule 1.5

Item #	Description
IM-10105	Anti Stick Spray 8 oz
IM-10106	Odor Control 8 oz
IM-10107	SmartScoop Poly Bag 25 pk
IM-10108	SmartScoop Filter RB
IM-10109	Green Ramp
SS300	SmartScoop Cat Litter Box Basic
SS400	SmartScoop Cat Litter Box Deluxe